Exhibit 99.1

Yuma Energy, Inc.

NEWS RELEASE

Yuma Energy, Inc. Announces First Quarter 2015
Financial Results and Provides an Operational Overview

HOUSTON, TX – (Marketwired – May 15, 2015) – Yuma Energy, Inc. (NYSE MKT: YUMA) (the “Company” or “Yuma”) today announced its financial results for the quarter ended March 31, 2015 and provided an operational overview relating to its properties.

First Quarter 2015 Highlights

➢
During the first quarter of 2015, we successfully drilled our Anaconda prospect, the Talbot 23-1 well, where we hold approximately a 45% working interest after casing point. This single well prospect is unique in that it encountered both Hackberry and Marg Tex objectives.  In the Marg Tex interval, the well logged approximately 45 feet of hydrocarbon bearing pay in four Marg Tex sands.  In the Hackberry interval, we logged approximately 45 feet of hydrocarbon bearing pay in two Hackberry sands.  Completion operations for this well are currently under way and we expect to have the well on-line during the second quarter.

➢
During the first quarter and into the second quarter of 2015, we focused on improving our core base of production in three of our legacy properties, Lake Fortuna, Gardner Island and Branville Bay.  While production was down for the first quarter as compared to the fourth quarter of 2014, we believe that this work program, when completed, will result in increased production going forward.

Financial Results

Sales and Other Operating Revenues

The following table presents the net quantities of oil, natural gas and natural gas liquids produced and sold by us for the three months ended March 31, 2015 and 2014, and the average sales price per unit sold.

	Three Months Ended March 31,
	2015	2014
Production volumes:
Crude oil and condensate (Bbl)	63,636	62,887
Natural gas (Mcf)	490,136	855,889
Natural gas liquids (Bbl)	16,172	31,326
Total (Boe) (1)	161,497	236,861

Average prices realized (excluding commodity derivatives):
Crude oil and condensate (per Bbl)	$46.49	$101.41
Natural gas (per Mcf)	$2.74	$5.08
Natural gas liquids (per Bbl)	$16.11	$44.73

(1)
Barrels of oil equivalent have been calculated on the basis of six thousand cubic feet (Mcf) of natural gas equal to one barrel of oil equivalent (Boe).

The following table presents our revenues for the three months ended March 31, 2015 and 2014.

	Three Months Ended March 31,
	2015	2014
Sales of natural gas and crude oil:
Crude oil and condensate	$2,958,270	$6,377,088
Natural gas	1,342,075	4,345,599
Natural gas liquids	260,566	1,401,246
Realized gain/(loss) on commodity derivatives (1)	4,936,833	(973,194)
Unrealized gain/(loss) on commodity derivatives	(3,866,266)	(978,386)
Gas marketing sales	11,769	183,086

Other revenue	270,018	241,493
Total revenues	$5,913,265	$10,596,932

(1)
On February 18, 2015, the Company settled all of its natural gas and crude oil options, realizing $4.03 million.  The Company retained its existing natural gas swap positions.  See Note C – Commodity Derivative Instruments in the Unaudited Condensed Notes to the Consolidated Financial Statements contained in the Company’s quarterly report on Form 10Q for the quarter ended March 31, 2015 for additional details.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA

The following table reconciles reported net income to EBITDA and Adjusted EBITDA for the periods indicated:

	Three Months Ended March 31,
	2015	2014
Net Income	$(4,018,574)	$(294,978)
Add: Depreciation, depletion & amortization of property and equipment	4,141,020	5,726,083
Add: Interest expense, net of interest income and amounts capitalized	79,142	138,370
Deduct: Income tax benefit	(1,959,000)	(849,000)
EBITDA	(1,757,412)	4,720,475

Add: Costs to obtain a public listing	-	1,589,130
Deduct: Decrease in value of preferred stock derivative liability	-	(1,472,030)
Add: Stock-based compensation net of capitalized cost	1,738,410	47,913
Add: Accretion of asset retirement obligation	162,784	142,144
Deduct: Amortization of benefit from commodity derivatives sold	-	(23,436)
Add: Net commodity derivatives mark-to-market loss	3,866,266	978,386
Adjusted EBITDA	$4,010,048	$5,982,582

“EBITDA” represents earnings before interest, taxes, depreciation, depletion and amortization, and is a non-GAAP financial measure. Because we make other adjustments to our EBITDA formula by considering the change in the preferred stock derivative liability, accretion of asset retirement obligations, costs to obtain a public listing, and changes in commodity derivative values, management refers to this metric as Adjusted EBITDA and it is provided as an additional metric that is used by our board of directors and management to measure operating performance and trends. Adjusted EBITDA for the three months ended March 31, 2015 decreased from the same period in 2014 by $1,972,534, or 33%.

Adjusted EBITDA is presented based on management’s belief that it will enable a user of the financial information to understand the impact of these items on reported results. Additionally, this presentation provides a helpful comparison to similarly adjusted measurements of prior periods.  Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to net income, earnings per share and cash flow from operations, as defined by GAAP.  Adjusted EBITDA may not be comparable to similarly named non-GAAP financial measures that other companies may use and may not be useful in comparing the performance of those companies to our performance.

Operational Overview

Greater Masters Creek Field – Allen, Vernon, Rapides and Beauregard Parishes, Louisiana. In the fourth quarter of 2014, we completed our second operated Austin Chalk well, the Crosby 14-1, which was drilled vertically to approximately 15,000 feet to the top of the Austin Chalk formation and then 3,100 feet horizontally in the Austin Chalk formation.  Upon completion of the Crosby 14-1, we shut the well in to install surface facilities and to drill a salt water disposal well.  In December 2014, we produced the well for three days to test and complete the installation of the facilities.  In January of 2015 we began to produce and clean-up the production from the Crosby 14-1 well, and subsequently drilling mud and cuttings accumulated in the well which prevented it from flowing.  Work-over operations are being evaluated to bring the well back on production.  We hold a 61% working interest in this well.

La Posada, Bayou Hebert Field – Vermilion Parish, Louisiana.  In November 2014, after encountering excess water production relating to the La Posada wells, the operator reconfigured the production facilities and gross production averaged approximately 52.6 MMcf/d of natural gas and 970 Bbl/d of oil (4.7 MMcf/d and 87 Bbl/d net) during the fourth quarter of 2014.  During the last week in January 2015, the operator completed the installation of higher capacity water handling equipment to handle increased water production from the Broussard No. 2 and the Thibodeaux No. 1.  With the installation of this equipment, the operator plans to optimize gas production within the water handling limits of the upgraded facilities.  As of April 30, 2015, the field was producing approximately 57 MMcf/d of natural gas and 1,100 Bbl/d of oil gross (5.1 MMcf/d and 99 Bbl/d net).  Future potential production increases and the timing of potentially recompleting the Thibodeaux No. 1 from its current “C” zone to the overlying “B” zone will depend on the performance and optimization of the wells.

Livingston Prospects – Livingston Parish, Louisiana. In January of 2015, the Blackwell-39-1 was drilled and completed.  We anticipate finishing the installation of power and placing the Blackwell 39-1 on artificial lift during the second quarter of 2015.  In the field, we currently have four wells producing from the lower Tuscaloosa sands and three wells producing from the Wilcox.  Daily production from the seven wells during the three months ended March 31, 2015 was approximately 426 Bbl/d of oil gross (104 Bbl/d net).

Lake Fortuna Field (Raccoon Island) – St. Bernard Parish, Louisiana.  During the first quarter of 2015, we temporarily shut in a portion of the field to repair the salt water disposal well and upgrade facilities which curtailed production and consequently resulted in lower revenues from the field.  During the second quarter of 2015, we brought production back online to approximately 190 Bbl/d gross (125 Bbl/d net) and are currently evaluating additional efficiency enhancements and facility upgrades and plan to perform those operations during the second and third quarters of 2015 to improve production from the field.

Gardner Island and Branville Bay – St. Bernard Parish, Louisiana.  During the first quarter of 2015, we performed additional repair work on the salt water disposal well servicing the two fields and performed upgrades to the production facilities.  The repairs and upgrades were completed in April 2015 and production from the field has been restored.

Amazon 3-D Project – Calcasieu and Jefferson Parishes, Louisiana. During the first quarter of 2015, we finished drilling our Anaconda prospect, the Talbot 23-1, where we hold approximately a 45% working interest after casing point. This single well prospect is unique in that it encountered both Hackberry and Marg Tex objectives.  In the Marg Tex interval, the well logged approximately 45 feet of hydrocarbon bearing pay in four Marg Tex sands.  In the Hackberry interval, we logged approximately 45 feet of hydrocarbon bearing pay in two Hackberry sands.  Completion operations for this well are currently under way.

Cat Canyon Field – Santa Barbara County, California.  We plan to drill our first operated well on this property in 2015.  We are currently in the process of permitting the well.

Liquidity and Capital Resources (1)

Liquidity is calculated by adding the net funds available under our credit facility to our cash and cash equivalents and short term investments.  We use liquidity as an indicator, along with our ongoing cash flow, of our ability to satisfy our future capital expenditures.

At March 31, 2015, we had a $40.0 million conforming borrowing base, and an undrawn amount of $11.6 million under our credit facility.

In addition, we had a cash and cash equivalents balance of $8.8 million and short-term investments of $1.2 million at March 31, 2015.  This resulted in Liquidity (1) of approximately $21.6 million as of March 31, 2015.

On April 7, 2015 the Company entered into its Seventh Amendment to the credit agreement, which reduced the Company’s borrowing base to $33.0 million, with an additional $3.0 million non-conforming borrowing base that expires on September 1, 2015.  The effects of this amendment would have reduced the Company’s liquidity position to approximately $17.6 million at March 31, 2015.

(1) Liquidity can vary from period to period for Yuma and can vary among companies as to what is or is not included in liquidity.  This measurement should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not in accordance with, nor superior to, generally accepted accounting principles, but provides additional information for evaluation of our operating performance.

Management Comments

Sam L. Banks, Chairman, President and CEO of Yuma Energy, Inc. commented, “During the first quarter of 2015, we continued our strategy of focusing on high quality development projects and prospects that exhibit strong economics in this lower commodity price environment.  During the first quarter of 2015 we successfully drilled our Anaconda prospect, the Talbot 23-1, where we hold approximately a 45% working interest after casing point. This prospect encountered 45 feet of pay in four Marg-Tex sands and 45 feet of pay in two Hackberry sands.  We are excited about the potential productivity and strong economics that this well will generate and plan to have it on-line in the second quarter of this year.  In addition, during the quarter we focused on improving our core base of production in three of our legacy properties, Lake Fortuna, Gardner Island and Branville Bay.  While production for the quarter was down in these fields, we believe the work that we performed and continue to perform will yield positive benefits going forward.  We continue to make strides with the integration of Pyramid into Yuma as well as with the delineation of additional properties to drill and work-over on Pyramid’s properties.  As we look to the future, we believe that we have put together the right team to successfully develop our significant inventory of diversified oil and gas assets and to successfully grow the Company.  Lastly, I would like to note that we have been seeing an increase in deal flow for M&A opportunities in the last few months and are optimistic about finding an accretive opportunity in this low commodity priced environment that will be cash flow positive to the Company.”

Yuma Energy, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,
	2015	December 31,
	(Unaudited)	2014
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$8,766,101	$11,558,322
Short-term investments	1,181,299	1,170,868
Accounts receivable, net of allowance for doubtful accounts:
Trade	6,645,743	9,739,737
Officers and employees	154,348	316,077
Other	261,488	697,991
Commodity derivative instruments	579,776	3,338,537
Prepayments	575,767	782,234
Deferred taxes	245,922	245,922
Other deferred charges	292,312	342,798

Total current assets	18,702,756	28,192,486

OIL AND GAS PROPERTIES (full cost method):
Not subject to amortization	26,959,343	25,707,052
Subject to amortization	189,821,774	186,530,863

	216,781,117	212,237,915
Less: accumulated depreciation, depletion and amortization	(107,996,820)	(103,929,493)

Net oil and gas properties	108,784,297	108,308,422

OTHER PROPERTY AND EQUIPMENT:
Land, buildings and improvements	2,795,000	2,795,000
Other property and equipment	3,471,408	3,439,688
	6,266,408	6,234,688
Less: accumulated depreciation and amortization	(1,983,045)	(1,909,352)

Net other property and equipment	4,283,363	4,325,336

OTHER ASSETS AND DEFERRED CHARGES:
Commodity derivative instruments	319,040	1,403,109
Deposits	264,064	264,064
Goodwill	5,349,988	5,349,988
Other noncurrent assets	320,308	262,200

Total other assets and deferred charges	6,253,400	7,279,361

Total assets	$138,023,816	$148,105,605

Yuma Energy, Inc.
CONSOLIDATED BALANCE SHEETS – CONTINUED
(Unaudited)

	March 31,
	2015	December 31,
	(Unaudited)	2014
LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Current maturities of debt	$62,185	$282,843
Accounts payable, principally trade	12,136,430	25,004,364
Deferred taxes	471,995	471,995
Other accrued liabilities	1,640,016	1,419,565

Total current liabilities	14,310,626	27,178,767

LONG-TERM DEBT:
Bank debt	28,450,000	22,900,000

OTHER NONCURRENT LIABILITIES:
Asset retirement obligations	12,685,602	12,487,770
Deferred taxes	12,392,517	14,388,662
Restricted stock units	66,161	71,569
Other	16,250	22,451

Total other noncurrent liabilities	25,160,530	26,970,452

EQUITY:
Common stock, no par value
(300 million shares authorized, 69,426,666 and 41,074,950 issued)	140,186,181	137,469,772
Preferred stock	10,666,807	9,958,217
Accumulated other comprehensive income (loss)	(20,535)	38,801
Accumulated earnings (deficit)	(80,729,793)	(76,410,404)

Total equity	70,102,660	71,056,386

Total liabilities and equity	$138,023,816	$148,105,605

Yuma Energy, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2015	2014
REVENUES:
Sales of natural gas and crude oil	$5,643,247	$10,355,439
Other revenue	270,018	241,493
Total revenues	5,913,265	10,596,932

EXPENSES:
Marketing cost of sales	101,688	321,317
Lease operating	3,223,116	3,658,505
Re-engineering and work-overs	494,429	1,510
General and administrative – stock-based compensation	1,738,410	47,914
General and administrative – other	1,942,230	3,150,071
Depreciation, depletion and amortization	4,141,020	5,726,083
Asset retirement obligation accretion expense	162,784	142,144
Other	11,311	27,128
Total expenses	11,814,988	13,074,672

INCOME (LOSS) FROM OPERATIONS	(5,901,723)	(2,477,740)

OTHER INCOME (EXPENSE):
Change in fair value of preferred stock derivative liability -
Series A and Series B	-	1,472,030
Interest expense	(92,007)	(139,419)
Other, net	16,156	1,151
Total other income (expense)	(75,851)	1,333,762

NET LOSS BEFORE INCOME TAXES	(5,977,574)	(1,143,978)

Income tax expense (benefit)	(1,959,000)	(849,000)

NET LOSS	(4,018,574)	(294,978)

PREFERRED STOCK:
Dividends paid in cash, Series A perpetual preferred	300,815	-
Accretion (Series A and Series B)	-	281,949

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(4,319,389)	$(576,927)

LOSS PER COMMON SHARE:
Basic	$(0.06)	$(0.01)
Diluted	$(0.06)	$(0.01)

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING:
Basic	69,253,681	41,074,953
Diluted	69,253,681	41,074,953

Yuma Energy, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Reconciliation of net loss to net cash provided by (used in) operating activities
Net loss	$(4,018,574)	$(294,978)
Decrease in fair value of preferred stock derivative liability	-	(1,472,030)
Depreciation, depletion and amortization of property and equipment	4,141,020	5,726,083
Accretion of asset retirement obligation	162,784	142,144
Stock-based compensation net of capitalized cost	1,738,410	47,913
Amortization of other assets and liabilities	65,145	46,073
Deferred tax expense (benefit)	(1,959,000)	(849,000)
Bad debt expense	11,311	27,128
Write off deferred offering costs	-	1,257,160
Commodity derivatives sold previously recognized in other
comprehensive income	(119,917)	-
Amortization of benefit from commodity derivatives sold	-	(23,437)
Net commodity derivatives mark-to-market loss	3,866,266	978,386

Changes in current operating assets and liabilities:
Accounts receivable	3,680,915	(3,399,563)
Other current assets	206,467	177,018
Accounts payable	(10,800,637)	3,236,430
Other current liabilities	367,639	258,814

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	(2,658,171)	5,858,141

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures on property and equipment	(5,963,281)	(3,237,554)
Proceeds from sale of property	30,442	307,600
Increase in short-term investments	(10,431)	-
Decrease in noncurrent receivable from affiliate	-	95,634

NET CASH USED BY INVESTING ACTIVITIES	(5,943,270)(	(2,834,320)

Yuma Energy, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS – CONTINUED
(Unaudited)
	Three Months Ended March 31,
	2015	2014

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on borrowings	$(220,658)	$(178,027)
Change in borrowing on line of credit	5,550,000	(650,000)
Line of credit financing costs	(221,373)	(25,000)
Net proceeds from sale of common stock	298,259	-
Net proceeds from sale of perpetual preferred stock	708,590	-
Cash dividends to preferred shareholders	(300,815)	-
Other	(4,783)	-

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	5,809,220	(853,027)

NET INCREASE (DECREASE) IN CASH AND
CASH EQUIVALENTS	(2,792,221)	2,170,794

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	11,558,322	4,194,511

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$8,766,101	$6,365,305

Supplemental disclosure of cash flow information:
Interest payments (net of interest capitalized)	$19,843	$69,130
Interest capitalized	$232,822	$236,901
Supplemental disclosure of significant non-cash activity:
Change in capital expenditures financed by accounts payable	$2,067,297	$928,562

About Yuma Energy, Inc.

Yuma Energy, Inc. is a U.S.-based oil and gas company focused on the exploration for, and development of, conventional and unconventional oil and gas properties, primarily through the use of 3-D seismic surveys, in the U.S. Gulf Coast and California. The Company has employed a 3-D seismic-based strategy to build a multi-year inventory of development and exploration prospects. The Company’s current operations are focused on onshore central Louisiana, where the Company is targeting the Austin Chalk, Tuscaloosa, Wilcox, Frio, Marg Tex and Hackberry formations. In addition, the Company has a non-operated position in the Bakken Shale in North Dakota and operated positions in Kern and Santa Barbara Counties in California. Our common stock is traded on the NYSE MKT under the trading symbol “YUMA.” For more information about Yuma Energy, Inc., please visit our website at www.yumaenergyinc.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken occur or be achieved. The forward-looking statements include statements about future operations, estimates of reserve and production volumes. Forward-looking statements are based on current expectations and assumptions and analyses made by the Company in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances. However, whether actual results and developments will conform with expectations is subject to a number of risks and uncertainties, including but not limited to: fluctuations in oil and gas prices; the risks of the oil and gas industry (for example, operational risks in drilling and exploring for, developing and producing crude oil and natural gas); risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather; inability of management to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change. The Company’s annual report on Form 10-K for the year ended December 31, 2014, quarterly reports on Form 10-Q, recent current reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect its business, results of operations, and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

For more information, please contact:

James J. Jacobs
Vice President – Corporate and Business Development
Yuma Energy, Inc.
1177 West Loop South, Suite 1825
Houston, TX 77027
Telephone: (713) 968-7000